CHAIRMAN OF THE PITTSTON COMPANY RETIRES:

             NEW CEO, NON-EXECUTIVE CHAIRMAN ELECTED


     Richmond, VA, February 6, 1998 -- Joseph C. Farrell,
Chairman of the Board, President and Chief Executive Officer of
The Pittston Company, today announced his decision to retire as an Officer and Director of the company.

     At the same time, the company elected Michael T. Dan, President and Chief Executive Officer, and James R. Barker as a non-executive Chairman of the Board. Mr. Dan, 48, is currently President of Brink's Holding Company, Inc., a subsidiary of The Pittston Company. Mr. Barker, 62, has been a Pittston Director for four years.

     Mr. Farrell, 62, joined Pittston in 1984 as Executive Vice
President.  He became President and Chief Operating Officer in
1990 and was elected Chairman, President, and Chief Executive
Officer in 1991.

     "During my tenure with Pittston, the company has grown and prospered and today is in excellent financial condition," Mr. Farrell said. "I'm retiring with the knowledge that the Pittston companies are well positioned to meet the challenges of the future."

     "We are grateful for Joe Farrell's many years of valuable service to Pittston," Mr. Barker said. "We wish him all the best in his retirement."

     Mr. Dan joined Brink's in 1982 as Director-Automotive Design and later served as Regional Vice President-Western Region and Executive Vice President-North America. Prior to joining
Brink's, he was President of Armored Vehicle Builders, Inc.

     Mr. Barker is Chairman of The Interlake Steamship Co. and
Vice Chairman of  Mormac Marine Group, Inc. and Moran
Transportation Company.  He formerly served as Chairman and Chief
Executive Officer of Moore McCormack Resources, Inc.  He is a
Director of Eastern Enterprises and GTE Corporation.

     Mr. Farrell's retirement and the elections of Mr. Dan and Mr. Barker are effective immediately.

     Pittston Burlington Group Common Stock (NYSE: PZX), Pittston Brink's Group Common Stock (NYSE: PZB), and Pittston Minerals Group Common Stock (NYSE: PZM) represent the three classes of common stock of The Pittston Company, a diversified company based in Richmond, VA.